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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported): July 1, 2001


                            TOTAL FILM GROUP, INC.
              (Exact Name of Registrant as Specified in Charter)

DELAWARE                            0-30027             13-3851302
(State or Other Jurisdiction       (Commission          (IRS Employer
of Incorporation)                   File Number)        Identification No.)

9107 WILSHIRE BOULEVARD, SUITE 475, BEVERLY HILLS, CA       90210
(Address of Principal Executive Offices)                    (Zip Code)

Registrant's telephone number, including area code:  (310) 275-8404

ITEM 2.  DISPOSITION OF ASSETS

      On July 1, 2001, Total Film has entered into an agreement with Mark Armstrong to adjust the ownership interest in Match Creative Talent, LLC, a California limited liability company ("Match Creative"). Match Creative was formed on November 20, 2000, by Mr. Armstrong and Total Film and commenced operations December 2000. The ownership interests were divided 80% to Total Film and 20% to Mr. Armstrong. In addition, Total Film entered into an employment agreement with Mr. Armstrong in connection with the Match Creative transaction. The employment agreement was dated August 4, 2000 and would terminate August 31, 2001.

      Pursuant to the terms of the agreement, the employment contract ended June 30, 2001, and the options previously granted to Mr. Armstrong expired. The ownership interest of the parties in Match Creative was adjusted to 25% for Total Film and 75% for Mr. Armstrong. Mr. Armstrong has an option to acquire the other 25% ownership interest from Total Film. The exercise price of this option is $75,000, if exercised by June 30, 2002; $125,000, if exercised by June 30, 2003; or $150,000, if exercised by June 30, 2004. In addition to the exercise price, Mr. Armstrong, or Match Creative would have to repay any credit balance in Total Film's capital

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account. Under the agreement, Total was to make a capital contribution to
Match Creative of $75,000, of which $25,000 was made immediately with the balance due and payable within 30 days.

      Total amended the terms of the agreement on September 10, 2001, whereby Total waived any and all interest, which it may have in Match, including but not limited to its capital, profit and voting pursuant to the agreement. Mr. Armstrong waived any rights he may have against Total for any and all funds remaining to be paid by Total pursuant to the Agreement.

ITEM 7.  FINANCIAL INFORMATION AND EXHIBITS

(a)   Financial Statements of Business Acquired.
      Not applicable.

(b)   Pro Forma Financial Information.
      Not applicable.

(c)   Exhibits.

Exhibit No.    Description                                                            Location
2.4            Agreement of Purchase and Sale dated July 1, 2001,
               by and between the Company and Mark Armstrong,
               with addendum                                                          Attached

2.5            Amendment of Purchase and Sale dated September 10, 2001,
               by and between the Company and Mark Armstrong.                         Attached


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          Total Film Group, Inc.


Date: January 9, 2002
                                             By  /s/ Jeffrey Hoffman
                                                -------------------------------
                                                Jeffrey Hoffman, President


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